Exhibit 10.1

RETAIL PROPERTIES OF AMERICA, INC.

SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Retail Properties of America, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Executive Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder. Participation in this Incentive Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.

3.	Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. All decisions and interpretations of the Compensation Committee hereunder, including its decisions with respect to the bonus opportunities to be awarded to the Covered Executives, the measurement of the achievement of Corporate Performance Goals and Individual Performance Goals (as defined below) and the bonus payments to be made to the Covered Executives, shall be made in its sole and absolute discretion and shall be final and binding on all persons, including the Company and the Covered Executives.

4.	Bonus Awards

(a)    Corporate Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: funds from operations (“FFO”) attributable to common shareholders or similar measures; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); same store EBITDA; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); net debt to adjusted EBITDA; changes in the market price of the Company’s Class A common stock; economic value-added; volume of acquisitions, dispositions or other strategic transactions; operating income (loss); return on capital, assets, equity, or investment; total stockholder return; profits; market share; gross or net profit levels; productivity; expense; objectively determinable expense management; margins; operating efficiency; working capital; earnings (loss) per share of the Company’s Class A common stock;

FFO attributable to common shareholders per share; operating FFO attributable to common shareholders per share; leasing; rent growth; occupancy or percentage leased; operating income and/or net annual recurring revenue; net operating income; capital deployment; development milestones, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices, (E) measured on an adjusted basis, excluding categories of items specifically identified in advance by the Compensation Committee or, if so specified, items that the Compensation Committee determines, in its discretion, are appropriate to exclude whether or not specifically identified in advance, and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment or portion of the Company (e.g., on a same store basis), or one or more specific markets. The Corporate Performance Goals may differ from Covered Executive to Covered Executive.

(b)    Individual Performance Goals. A Covered Executive also may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established in advance by the Compensation Committee and relate to one or more objectively determinable or subjective goals relating to the individual performance of the Covered Executive on an overall basis, certain aspects of the Covered Executive’s individual performance or the achievement by the Covered Executive or the Company or its subsidiaries of specific goals in areas of the Covered Executive’s responsibility (the “Individual Performance Goals”).

(c)    Discretionary Bonuses. The Compensation Committee may also make discretionary bonus payments under the Incentive Plan based upon such terms and conditions as the Compensation Committee may determine in its sole discretion, regardless of whether the Compensation Committee establishes such terms and conditions or a target amount for such discretionary bonus payment in advance or not.

(d)    Individual Target Bonuses. Unless otherwise provided by the Compensation Committee with respect to particular bonus payments under the Incentive Plan, target bonus opportunities for bonuses payable pursuant to the Incentive Plan for each Covered Executive for each performance period shall be established by the Compensation Committee and communicated to each Covered Executive prior to the end of each performance period. For each Covered Executive, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of Individual Performance Goals. The Compensation Committee may also establish one or more additional bonus opportunities that are higher or lower than the target bonus opportunity and correspond with the achievement of higher or lower Corporate Performance Goals and/or Individual Performance Goals. The Compensation Committee may also provide for payouts for performance between specifically identified Corporate Performance Goals and/or Individual Performance Goals to be based on linear interpolation or such other mechanism as is specified by the Compensation Committee.

5.	Bonus Measurement and Payment

(a)    Measurement of Performance Goals. Corporate Performance Goals and Individual Performance Goals will be measured at the end of each performance period, with the achievement of Corporate Performance Goals and Individual Performance Goals determined by the Compensation Committee following the completion of the applicable performance period, unless otherwise provided by the Compensation Committee with respect to particular bonus payments under the Incentive Plan. If a Covered Executive was not employed for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

(b)    Payment. Bonus payments, including any discretionary bonus payment under Paragraph 4(c), will be made as soon as practicable following the end of the applicable performance period, but in any event not later than 74 days after the end of the fiscal year in which such performance period ends, unless otherwise provided by the Compensation Committee with respect to particular bonus payments, including any discretionary bonus payment under Paragraph 4(c), under the Incentive Plan. Payment of any bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s continued employment by the Company and/or subsidiary thereof through the bonus payment date, unless otherwise provided by the Compensation Committee with respect to particular bonus payments or in a written agreement between the Covered Executive and the Company and/or any subsidiary.

(c)    Withholding. The Company will be entitled to withhold from any payments due under the Incentive Plan the amount of tax withholding it determines, in its sole discretion, to be required by law.

6.	Section 409A

The Company intends that the Incentive Plan will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) and that the compensation arrangements under the Incentive Plan will be exempt from Section 409A as “short-term deferrals” as described in Section 409A. The Incentive Plan shall be construed in a manner to give effect to such intention. To the extent that any provision of the Incentive Plan is ambiguous as to its exemption from Section 409A, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A. To the extent that any bonus payment under the Incentive Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, the bonus payment shall be subject to such additional rules and requirements as specified by the Compensation Committee from time to time in order to comply with Section 409A.

7.	Clawback Policy

Bonus payments made under the Incentive Plan shall be subject to the Company’s clawback policy in effect from time to time to the extent applicable.

8.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

9.	Non-Exclusivity

The Incentive Plan is not intended to be exclusive, and the Company and/or a subsidiary thereof may pay bonuses to one or more of the Covered Executives outside of the Incentive Plan.

Adopted: July 23, 2018

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